Exhibit 99.1

               ALBANY INTERNATIONAL APPOINTS TWO COMPANY OFFICERS

      Albany, New York, August 23, 2005 - Albany International Corp. (NYSE/PSE/FWB:AIN) announced today the appointment of two new Company officers.

      Christopher J. Connally, 52, has been named Corporate Treasurer. He has been serving as the Company's Financial Director, Europe since 2000. Since joining Albany International in 1981 as a member of the Corporate Finance staff, Mr. Connally has served as Controller of a number of business units in the United States and Europe.

      Mr. Connally graduated from The University of California at Berkeley in 1974 with a B.S. and from the University of New York at Albany in 1978 with an M.A.

      Alexander A. Koukoulas, Ph.D., 45, has been named Vice President & Executive Director of Research & Development. In this role, Dr. Koukoulas will lead the Company's Global Technology Group and be responsible for all Albany International research and development activities. Prior to joining Albany International, Dr. Koukoulas was with International Paper, where he was most recently Director of Research. Dr. Koukoulas received a B.S. in Chemistry and a Ph.D. in Chemical Physics from McGill University in Montreal, Quebec.

      Albany International is the world's largest producer of paper machine clothing and high performance doors with manufacturing plants strategically located to serve its customers throughout the world. Additional information about the Company and its businesses and products is available at www.albint.com.